Exhibit 99.1

Item 6. Selected Financial Data

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollar amounts in thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003	2002(1)	2001(2)
Statement of Operations Data:
Contract revenue	$294,479	$272,794	$271,021	$462,855	$261,384
Operating expense (income):
Contract cost	266,072	222,357	250,103	391,631	213,050
Termination of benefit plans	—	—	—	—	(9,204)
Depreciation and amortization	11,688	9,776	9,878	11,472	6,683
General and administrative	42,350	32,525	28,294	26,307	23,254

Operating income (loss)	(25,631)	8,136	(17,254)	33,445	27,601
Net interest expense	(3,904)	(2,480)	(518)	(1,101)	(2,636)
Other income (expense)	742	(387)	(965)	(470)	(228)

Income (loss) from continuing operations before income taxes	(28,793)	5,269	(18,737)	31,874	24,737
Provision (benefit) for income taxes	1,668	(1,027)	(8,726)	2,502	5,199

Net income (loss) from continuing operations	(30,461)	6,296	(10,011)	29,372	19,538
Loss from discontinued operations net of provision for income taxes	(8,319)	(27,111)	(906)	(4,466)	(4,373)

Net income (loss)	$(38,780)	$(20,815)	$(10,917)	$24,906	$15,165

Basic income (loss) per share:
Continuing operations	$(1.43)	$0.30	$(0.49)	$1.61	$1.35
Discontinued operations	(0.39)	(1.29)	(0.04)	(0.25)	(0.30)

Net income (loss)	$(1.82)	$(0.99)	$(0.53)	$1.36	$1.05

Diluted income (loss) per share:
Continuing operations	$(1.43)	$0.30	$(0.49)	$1.57	$1.30
Discontinued operations	(0.39)	(1.29)	(0.04)	(0.24)	(0.29)

Net income (loss)	$(1.82)	$(0.99)	$(0.53)	$1.33	$1.01

Cash Flow Data:
Cash provided by (used in):
Operating activities	$(37,117)	$37,410	$(15,209)	$23,059	$18,141
Investing activities	(36,964)	(36,751)	(32,589)	(23,998)	(29,251)
Financing activities	56,830	54,362	17,794	33,100	18,373
Effect of exchange rate changes	17	(829)	631	52	362
Other Data (excluding discontinued operations):
EBITDA (3)	$(13,201)	$17,525	$(8,341)	$44,447	$34,056
Capital expenditures, excluding acquisitions	$18,706	$15,733	$9,975	$16,144	$15,690
Backlog (at period end) (4)	$240,373	$73,343	$151,074	$125,608	$348,198
Number of employees (at period end) (5)	2,519	1,381	1,478	3,140	2,390
Balance Sheet Data (at period end):
Cash and cash equivalents	$55,933	$73,167	$18,975	$48,348	$16,135
Working capital	116,713	108,643	83,728	92,640	51,830
Total assets	498,981	417,110	304,694	295,035	224,905
Total liabilities	353,747	237,066	110,167	92,418	128,678
Total debt	138,020	73,495	18,322	1,171	39,284
Stockholders’ equity	145,234	180,044	194,527	202,617	96,227

(1)	We acquired Mt. West Group, comprised of four companies providing design-build services to the western U.S. energy industry, on October 23, 2002. Accordingly, its results of operations since that date are consolidated with our results of operations.
(2)	We acquired MSI Energy Services Inc., a general contractor in Alberta, Canada, on October 12, 2001. Accordingly, its results of operations since that date are consolidated with our results of operations.
(3)	EBITDA from continuing operations represents earnings from continuing operations before net interest, income taxes, depreciation and amortization. EBITDA from continuing operations is not intended to represent cash flows for the respective

99.1-1

period, nor has it been presented as an alternative to operating income from continuing operations as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. See our Consolidated Statements of Cash Flows in our Consolidated Financial Statements included as Exhibit 99.3 to this report. EBITDA from continuing operations is included in this item because it is one of the measures through which we assess our financial performance. EBITDA from continuing operations as presented may not be comparable to other similarly titled measures used by other companies. A reconciliation of EBITDA from continuing operations to GAAP financial information is provided in the table below.

	Year Ended December 31,
	2005	2004	2003	2002	2001
Reconciliation of non-GAAP financial measure:
Net income (loss) from continuing operations	$(30,461)	$6,296	$(10,011)	$29,372	$19,538
Interest, net	3,904	2,480	518	1,101	2,636
Provision (benefit) for income taxes	1,668	(1,027)	(8,726)	2,502	5,199
Depreciation and amortization	11,688	9,776	9,878	11,472	6,683

EBITDA from continuing operations	$(13,201)	$17,525	$(8,341)	$44,447	$34,056

(4)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured.
(5)	Includes employees of joint ventures in 2002 and 2001.

99.1-2